MAM Board of Directors Declares Quarterly Dividend on Common Stock

Third Quarter Dividend Set at $0.05 Per Share

PRESQUE ISLE, ME -- (Marketwire - June 12, 2009) - The Board of Directors of Maine & Maritimes Corporation (NYSE Amex: MAM) voted June 12, 2009, to approve a dividend of $0.05 per share for the third quarter of 2009. The dividend is payable July 23, 2009, to shareholders of record on June 25, 2009.

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-D = Dividend Release

For More Information Contact:
Virginia R. Joles
Director of Communications, Board Relations, and Economic Development
Tel:  207-760-2418
Email: vjoles@mainepublicservice.com